Exhibit 99.1

DELPHAX APPOINTS GRANT THORNTON LLP AS INDEPENDENT AUDITORS

MINNEAPOLIS, Sept. 28, 2004—Delphax Technologies Inc. (Nasdaq:DLPX) today announced that it has engaged Grant Thornton LLP as its new independent auditors. Grant Thornton, a firm dedicated to serving the needs of middle-market companies, replaces Ernst & Young LLP.

The Company initiated the selection process in early August.

“Our audit committee was impressed with Grant Thornton’s reputation for servicing publicly held manufacturing clients in our general size range and its track record for working with entrepreneurial companies seeking to expand their markets on the strength of superior technology,” said Jay Herman, chairman and chief executive officer of Delphax Technologies. “We look forward to a long relationship.”

The change in auditors was not related to any disagreements or issues with Ernst & Young. As previously disclosed, Ernst & Young resigned as the independent public accountants for Delphax on August 31, 2004.

About Grant Thornton
Grant Thornton International is one of the world’s leading accounting, tax and business advisory organizations dedicated to midsize companies. Through its network of 585 offices in 110 countries, including 48 offices in the United States, partners of the member firms of Grant Thornton provide personal attention and seamless service delivery to public and private clients around the globe. Grant Thornton LLP’s Web site is www.GrantThornton.com.

About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile, providing unparalleled capabilities in handling a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

INVESTOR CONTACTS

Jeffrey S. Mathiesen Chief Financial Officer Delphax Technologies Inc. (952) 939-9000 investor@delphax.com	Tom Langenfeld BlueFire Partners, Inc. (for Delphax Technologies Inc.) (612) 344-1000 langenfeld@bluefirepartners.com

# # #